Exhibit 99.01

Kellogg Company News

For release:	October 26, 2006
Media/Analyst Contact:	Simon D. Burton, CFA (269) 961-6636

Kellogg Company Raises Guidance, Business Momentum Continues
      BATTLE CREEK, Mich. — Kellogg Company (NYSE: K) today reported strong third quarter sales growth, resulting from successful innovation introduced throughout the year, strong brand-building programs, sales execution, and core growth. The Company’s strong business model continued to provide consistent performance, even in an environment of challenging cost inflation.
      Reported net earnings for the quarter increased by 2% to $281.1 million from $274.3 million in the comparable period of last year. Diluted earnings per share were $0.70, an increase of 6% from last year’s $0.66 per share. Reported net earnings for the first nine months of the year increased by 4% to $821.7 million, or $2.06 per share, compared to $788.0 million last year, or $1.89 per share. Earnings per share growth during the first nine months of 2006 was 9 percent. The effect of including stock option expense in the quarter effectively lowered earnings by $0.02 per share; this effect was offset by there being fewer up-front costs from cost-reduction initiatives than in the third quarter of last year.
      “We are pleased to report even better results than anticipated,” said Jim Jenness, Kellogg’s chairman and chief executive officer. “Our business approach and sustainable growth model have allowed us to continue to invest in our business while facing significant cost pressures. We enter the fourth quarter with good visibility and look forward to next year with confidence.”
      Net sales in the third quarter increased by 8%, to $2.82 billion. Excluding the effect of currency translation, Kellogg’s internal sales growth was 6 percent. This internal growth rate built on a similarly strong 7% growth posted during the third quarter of last year.
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      Kellogg North America’s internal net sales growth was approximately 7% for the third quarter and 8% for the first nine months of the year. This quarter’s growth builds on strong growth of 8% in the third quarter of last year. North America Retail Cereal posted internal sales growth of 3% in the third quarter, which built on 11% growth in the third quarter of 2005. This quarter’s growth was driven by successful innovation, sales execution, and strong brand-building programs designed to support the introduction of new products and the Company’s core brands. The North America Retail Snacks business posted continued strong internal sales growth of 11 percent, building on growth of 6% in the third quarter of last year; year-to-date growth is also 11 percent. The cookie, cracker, and wholesome snack product groups all reported strong sales growth. North America Frozen and Specialty Channels continued to post strong sales growth. Internal sales increased by 8% in the third quarter and built on equally strong 8% growth in the comparable period of last year. Eggo frozen foods, Morningstar Farms veggie foods, and the Food Away From Home businesses all contributed strong sales gains.
      Kellogg International reported third quarter net sales growth of 8%; internal sales growth was 5 percent. Notably, the Company gained cereal category share in most of the major regions in which it competes as a result of continued innovation and brand-building programs. The European business posted internal sales growth of approximately 6% in the third quarter and 5% for the year-to-date period. This was the result of growth in both cereal and snacks. The Company reported currency-adjusted sales growth of 7% in Latin America. The region posted good rates of sales growth in both cereal and snacks for both the quarter and year-to-date periods. This year’s growth builds on a difficult double-digit comparison last year. The Asia Pacific business posted internal sales approximately equal to those posted in the third quarter of last year.
      Operating profit in the third quarter increased by 5% to $487.6 million; operating profit for the year-to-date period increased by 1% to $1,421.3 million; year-to-date internal operating profit growth increased by 4%, in-line with the Company’s guidance. The Company’s gross profit margin in the third quarter was 45.1%, compared to 45.2% in the third quarter of last year. Increased commodity, fuel, and benefit costs decreased gross margin by 140 basis points. However, this cost inflation was largely offset by Company’s continued initiatives designed to reduce raw material and packaging costs and generate productivity savings and operating leverage. In addition, the
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Company made significant global investment in brand-building programs during the quarter. Investment in up-front costs related to cost-reduction projects equated to approximately $0.02 per share in the third quarter and $0.06 per share for the year-to-date period.
      The consolidated effective income tax rate for the year-to-date period was approximately 32%; the Company expects that the full-year tax rate will also be approximately 32 percent.
      Year-to-date cash flow, defined as cash from operating activities less capital expenditure, was $850 million. Core working capital measured as a percentage of rolling twelve-month sales was 6.8%, an improvement from the 7.1% posted at the end of last year’s third quarter.
      Mr. Jenness said, “Our business model is designed to provide sustainable, dependable rates of growth over the long-term. We expect that 2006 will be another strong year, one in which we made considerable investment in the future while absorbing significant cost inflation.”
Kellogg Raises Its Expectations for 2006 and Provides Outlook for 2007
      Kellogg raised its guidance for full-year 2006 earnings to $2.48-2.50 per share, from its previous range of $2.45-2.49 per share. This increase is due to strength posted through the first three quarters of the year and expectations for the fourth quarter. Included in this guidance are expectations that the expense associated with stock options will equal $0.11 per share, $0.01 per share greater than previous expectations. In addition, the Company continues to expect that up-front costs related to cost-reduction initiatives will total $0.15 per share. Internal sales are expected to increase at a mid single-digit rate in the fourth quarter. Earnings per share in the quarter are expected to increase at a double-digit rate, excluding a significant increase in the level of up-front costs. The earnings growth is the result of continued significant investment in brand building and investment in other growth initiatives.
      Cash flow for the full year is expected to be in a range between $900 million and $975 million, a significant increase from last year’s total of $769 million.
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      Kellogg also gave preliminary guidance for earnings in 2007 of $2.67-2.72 per share. As in prior years, this earnings range is in line with the Company’s long-term target of high single-digit growth. In addition, the Company expects to post low single-digit net sales growth and mid single-digit operating profit growth, also in line with its long-term targets. In accordance with the Company’s business model, in 2007 the Company expects to again increase its investment in brand building and innovation. In addition, the Company expects that investment in up-front costs will approximately equal 2006’s level. In 2007, cash flow growth is expected to be approximately equal to net income growth.
      Mr. Jenness concluded, “We have maintained our focus, even in a period of significant inflation and continued competitive pressures. Our business approach is working and we have taken advantage of the flexibility it provides. Our model allowed us to do the right thing and invest for the future; this, in turn, provides us with additional confidence as we plan for next year. ”
About Kellogg Company
      With 2005 sales in excess of $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
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Forward-Looking Statements Disclosure
      This news release contains forward-looking statements related to business performance, sales, expenses, margins, growth, innovation, earnings, operating profit, cash flow, and costs. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity, packaging, and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses and other factors; the underlying price and volatility of the Company’s common stock and the impact of variables affecting the valuation of equity-based employee awards; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended		Year-to-date period ended
	September 30,	October 1,	September 30,	October 1,
(Results are unaudited)	2006	2005	2006	2005

Net sales	$2,822.4	$2,623.4	$8,322.8	$7,782.9
Cost of goods sold	1,549.1	1,437.4	4,617.3	4,262.4
Selling and administrative expense	785.7	720.3	2,284.2	2,114.5

Operating profit	487.6	465.7	1,421.3	1,406.0

Interest expense	75.8	68.0	227.5	233.1
Other income (expense), net	1.9	(5.7)	11.3	(19.2)

Earnings before income taxes	413.7	392.0	1,205.1	1,153.7
Income taxes	132.4	117.7	382.9	365.7
Earnings (loss) from joint ventures	(0.2)	—	(0.5)	—

Net earnings	$281.1	$274.3	$821.7	$788.0

Net earnings per share:
Basic	$.71	$.66	$2.07	$1.91
Diluted	$.70	$.66	$2.06	$1.89

Dividends per share	$.2910	$.2775	$.8460	$.7825

Average shares outstanding:
Basic	397.0	413.4	396.7	412.8

Diluted	399.7	416.7	399.3	416.4

Actual shares outstanding at period end			398.2	413.9

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended		Year-to-date period ended
	September 30,	October 1,	September 30,	October 1,
(Results are unaudited)	2006	2005	2006	2005

Net sales
North America	$1,886.8	$1,753.8	$5,610.9	$5,176.2
Europe	561.8	506.8	1,636.1	1,570.6
Latin America	236.2	223.7	675.8	620.0
Asia Pacific (a)	137.6	139.1	400.0	416.1

Consolidated	$2,822.4	$2,623.4	$8,322.8	$7,782.9

Operating profit
North America	$342.4	$326.6	$1,021.1	$979.9
Europe	106.9	85.2	294.7	274.4
Latin America	64.1	59.7	177.5	160.2
Asia Pacific (a)	19.2	21.8	61.5	73.0
Corporate	(45.0)	(27.6)	(133.5)	(81.5)

Consolidated	$487.6	$465.7	$1,421.3	$1,406.0

(a)	Includes Australia and Asia.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	September 30,	October 1,
(unaudited)	2006	2005

Operating activities
Net earnings	$821.7	$788.0
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	257.5	291.8
Deferred income taxes	2.1	(61.9)
Other (a)	140.4	171.6
Postretirement benefit plan contributions	(38.0)	(89.2)
Changes in operating assets and liabilities	(71.7)	34.4

Net cash provided by operating activities	1,112.0	1,134.7

Investing activities
Additions to properties	(261.9)	(220.0)
Acquisitions of businesses	—	(30.2)
Investments in joint ventures	(1.9)	—
Other	6.7	7.4

Net cash used in investing activities	(257.1)	(242.8)

Financing activities
Net issuances of notes payable	93.7	275.5
Repayments of long-term debt	(7.0)	(726.9)
Net issuances of common stock	197.3	206.7
Common stock repurchases	(579.9)	(263.1)
Cash dividends	(334.1)	(322.8)
Other	15.5	5.3

Net cash used in financing activities	(614.5)	(825.3)

Effect of exchange rate changes on cash	3.2	(20.5)

Increase in cash and cash equivalents	243.6	46.1
Cash and cash equivalents at beginning of period	219.1	417.4

Cash and cash equivalents at end of period	$462.7	$463.5

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (b)	$850.1	$914.7

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

(millions, except per share data)	September 30,	December 31,
	2006	2005
	(unaudited)	*

Current assets
Cash and cash equivalents	$462.7	$219.1
Accounts receivable, net	1,076.3	879.1
Inventories:
Raw materials and supplies	200.6	188.6
Finished goods and materials in process	554.8	528.4
Deferred income taxes	167.0	207.6
Other prepaid assets	182.9	173.7

Total current assets	2,644.3	2,196.5

Property, net of accumulated depreciation of $4,080.5 and $3,815.6	2,697.0	2,648.4
Goodwill	3,448.2	3,455.3
Other intangibles, net of accumulated amortization of $48.7 and $47.6	1,437.1	1,438.2
Pension	632.4	629.8
Other assets	230.2	206.3

Total assets	$11,089.2	$10,574.5

Current liabilities
Current maturities of long-term debt	$775.1	$83.6
Notes payable	1,206.8	1,111.1
Accounts payable	915.7	883.3
Accrued advertising and promotion	396.9	320.9
Accrued income taxes	178.3	148.3
Accrued salaries and wages	255.8	276.5
Other current liabilities	388.1	339.1

Total current liabilities	4,116.7	3,162.8

Long-term debt	3,053.2	3,702.6
Deferred income taxes	910.7	945.8
Other liabilities	541.9	479.6

Shareholders’ equity
Common stock, $.25 par value	104.6	104.6
Capital in excess of par value	77.3	58.9
Retained earnings	3,753.7	3,266.1
Treasury stock, at cost	(881.5)	(569.8)
Accumulated other comprehensive income (loss)	(587.4)	(576.1)

Total shareholders’ equity	2,466.7	2,283.7

Total liabilities and shareholders’ equity	$11,089.2	$10,574.5

*	Condensed from audited financial statements.
Refer to Notes to Consolidated Financial Statements.
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Kellogg Company and Subsidiaries
IMPACT OF STOCK COMPENSATION RECOGNIZED IN 2006 UNDER SFAS NO. 123(R)
“SHARE-BASED PAYMENT”

(millions, except per share data)

(unaudited)	Reported			Excluding impact of SFAS 123(R)*			Impact
	Quarter ended			Quarter ended
	Sept. 30,	Oct. 1,	Pct.	Sept. 30,	Oct. 1,	Pct.
	2006	2005	Growth	2006	2005	Growth

Operating profit	$487.6	$465.7	4.7%	$501.3	$465.7	7.6%	-2.9%
Net earnings	$281.1	$274.3	2.5%	$290.0	$274.3	5.7%	-3.2%
Diluted net earnings per share	$0.70	$0.66	6.1%	$0.72	$0.66	9.1%	-3.0%

	Reported			Excluding impact of SFAS 123(R)*			Impact
	Year-to-date period ended			Year-to-date period ended
	Sept. 30,	Oct. 1,	Pct.	Sept. 30,	Oct. 1,	Pct.
	2006	2005	Growth	2006	2005	Growth

Operating profit	$1,421.3	$1,406.0	1.1%	$1,468.1	$1,406.0	4.4%	-3.3%
Net earnings	$821.7	$788.0	4.3%	$852.0	$788.0	8.1%	-3.8%
Diluted net earnings per share	$2.06	$1.89	9.0%	$2.14	$1.89	13.2%	-4.2%

Stock compensation:	Quarter	YTD
Before tax	$13.7	$46.8
Net of tax	$8.9	$30.3
Per share impact	$0.02	$0.08

*	Results excluding the impact of adopting SFAS No.123(R) are Non-GAAP measures which management is using during 2006 to assist investors in assessing the Company’s financial operating performance against comparable periods.

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